SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): February 4, 2009

BATTERY CONTROL CORP.
 (Exact Name Of Registrant As Specified In Charter)

DELAWARE	333-148664	98-0533882
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Commission File No.)	(IRS Employee Identification No.)

9903 Santa Monica Blvd.
Suite 918
Beverly Hills, CA. 90212
(Current Address of Principal Executive Offices)

Phone number: 888-LOGIXRG
 (Issuer Telephone Number)

20 a Sharei Torah Street
Jerusalem
Israel
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act(17 CFR 240.13e-4 (c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

In furtherance of its overall business strategy, the Company entered into an agreement for the acquisition of long-term rights to 20,000 hectares (approximately 50,000 acres) of land rich in tropical hardwoods and other natural resources in Central Africa in consideration for a newly authorized convertible preferred stock issuance.  This acquisition augments the Company’s energy related business strategy.  The Company intends to harvest the high quality timber growing in the land parcel, consistent with the highest environmental standards.  The Company also intends to pursue its alternative energy projects for the country and its citizens which shall include growing  biomass to be used in fuel and solar installations as desired by the local inhabitants and national governmental policy where the land is located.

The Agreement, which is dated as of February 4, 2009, provides the Company will issue a total of 10,000 convertible preferred shares. Convertibility will be subject, among other things, to achievement of agreed benchmarks over a 36-month period.

Section 5

Item 5.03 Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

The Company intends to file with the Secretary of the State of Delaware to amend Article 1 of its Certificate of Incorporation to change its name from “Battery Control Corp.” to “Ecologix Resource Group, Inc.;” as well as to amend Article 4 of its Certificate of Incorporation to authorize the issuance of convertible preferred stock in the amount of 50,000,000 shares.

The Company is also declaring a forward split of the shares of common stock at a rate of two (2) new shares for each one (1) old share of common stock.  The record date fixed by the Company is February 20, 2009.  It is intended that the name change and forward split be effective on the same date.

Section 9 -- Financial Statement And Exhibits

Item 9.01 Financial Statement And Exhibits.

(c)           Exhibits.
Exhibit 3.1	Amendment to Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTERY CONTROL CORP.

By:	/s/ George C. Shen
George C. Shen President Dated: February 6, 2009